Exhibit 99.1

Merchants Bancorp Announces Exercise of the Underwriters’ Option

Carmel, Indiana — November 6, 2017 — Merchants Bancorp (“Merchants”) (Nasdaq: MBIN), parent company and registered bank holding company of Merchants Bank of Indiana, today announced that the underwriters of its previously announced initial public offering have exercised in full their option to purchase an additional 937,500 shares of Merchants’ common stock at the public offering price of $16 per share, less customary underwriting discounts and commissions. The additional shares were delivered to the underwriters on November 6, 2017.

The common stock began trading on The Nasdaq Capital Market on October 27, 2017 under the symbol “MBIN.”

Sandler O’Neill + Partners, L.P., Stephens Inc. and Raymond James & Associates, Inc. acted as joint book-running managers for the offering. SunTrust Robinson Humphrey, Inc. acted as co-manager.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on October 26, 2017 and was amended on November 3, 2017. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities was made only by means of a prospectus, copies of which may be obtained from: (i) Sandler O’Neill + Partners, L.P., Attn: Syndicate, 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, by emailing syndicate@sandleroneill.com or by calling (866) 805-4128, (ii) Stephens, Inc., Attention: Prospectus, 111 Center Street, Little Rock, Arkansas 72201, by calling (800) 966-1559 or by emailing prospectus@stephens.com. Copies of the registration statement relating to these securities and the prospectus may also be obtained free of charge from the website of the SEC at http://www.sec.gov.

About Merchants Bancorp

Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating  multiple lines of business with a focus on Federal Housing Administration (“FHA”) multi-family housing and healthcare facility financing and servicing, mortgage warehouse financing, retail and correspondent residential mortgage banking, agricultural lending and traditional community banking.  Merchants Bancorp, with $3.1 billion in assets as of June 30 2017, conducts its business through its direct and indirect subsidiaries, Merchants Bank of Indiana, P/R Mortgage and Investment Corp., RICHMAC Funding LLC and Merchants Mortgage, a division of Merchants Bank of Indiana.

Contacts

Media

Merchants Bancorp

Rebecca Marsh, Vice President — Marketing and Communications

rmarsh@merchantsbankofindiana.com

(317) 805-4356

Investors

Merchants Bancorp

Brian J. Sullivan, Vice President — Capital Markets

bsullivan@mbi-capital.com

(317) 569-7420